FOR IMMEDIATE RELEASE                                       CONTACT:
                                                            James C. Rowan, Jr.
                                                            Office: 860-722-5180


HSB GROUP, INC.
ANNOUNCES SALE OF $110M CAPITAL SECURITIES

HARTFORD, CT, July 10, 1997 -- HSB Group, Inc. (NYSE-HSB) announced today the sale of $110 million of 30-year Floating Rate Capital Securities issued by HSB Capital I, a Delaware statutory business trust created by HSB Group, Inc.

The securities were sold in a private placement under Rule 144A to qualified institutional investors and have not been registered under the Securities Act of 1933, as amended. The Capital Securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The company said it expects to use the net proceeds from the sale for general corporate purposes, which may include repurchases of the company's common stock, funding investments in, or extensions of credit to, the company's subsidiaries, repayment of maturing obligations, and financing possible future acquisitions. Pending such use, the company may temporarily invest the proceeds or may use them to reduce short-term indebtedness.

HSB Group, Inc. is the parent of The Hartford Steam Boiler Inspection and Insurance Company, which has specialized in loss prevention and loss control engineering since 1866 and today is the largest provider of equipment breakdown insurance in the world.